April 18, 1996


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street
Washington, D.C.     20549

Ladies and Gentlemen:

         As Deputy General Counsel of Synovus Financial Corp. (the "Registrant"), I am familiar with the preparation and filing of the Registrant's Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on or about April 18, 1996 on behalf of shareholders of $1.00 par value common stock of the Registrant (the "Selling Shareholders") pursuant to which the Registrant proposes to register up to 92,994 shares of its $1.00 par value common stock ("Registrant's Common Stock") on behalf of the Selling Shareholders.

         I have examined, and am familiar with, the originals or copies, certified or otherwise, of the documents, corporate records and other instruments of the Registrant relating to said Registration Statement which I deem relevant and which form the basis of the opinion hereinafter set forth.

         I am of the opinion that under the laws of the State of Georgia, the jurisdiction in which the Registrant is incorporated and the jurisdiction in which the Registrant has its principal office, all of the shares of Registrant's Common Stock registered under the aforesaid Registration Statement are duly authorized, validly issued and outstanding, and are fully paid and non-assessable shares of the Registrant's Common Stock, and no personal liability will attach to the holders of any of the shares of the Registrant's Common Stock.


                                            Sincerely,

                                            /s/Kathleen Moates


                                            Kathleen Moates
KM\bmk